Exhibit 10.8
AMENDED AND RESTATED MANAGEMENT AGREEMENT
     This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Agreement”), made as of the ___ day of October, 2010, is by and among CERES MANAGED FUTURES LLC (formerly, Citigroup Managed Futures LLC), a Delaware limited liability company (“CMF” or the “General Partner”), CMF CAPITAL FUND MANAGEMENT MASTER FUND L.P., a New York limited partnership (the “Partnership”) and CAPITAL FUND MANAGEMENT SA, a French corporation (the “Advisor,” together with the General Partner and the Partnership, the “Parties”). This Agreement amends and restates the Management Agreement dated as of July 26, 2005 (the “Existing Agreement”) by and among the Parties.
W I T N E S S E T H:
     WHEREAS, on September 23, 2009, the Board of Directors of CMF resolved to change CMF’s name from Citigroup Managed Futures LLC to Ceres Managed Futures LLC and the Certificate of Formation of CMF and the Partnership’s Certificate of Limited Partnership were amended to make appropriate corresponding changes; and
     WHEREAS, CMF is the general partner of CMF Capital Fund Management Master Fund L.P., a limited partnership organized for the purpose of speculative trading of commodity interests, including futures contracts, options, swaps and forward contracts with the objective of achieving substantial capital appreciation; and
     WHEREAS, the Partnership will act as a master fund whose initial feeder fund is expected to be the portion of Tactical Diversified Futures Fund L.P. allocated to the Advisor for trading (the “Feeder Fund” and collectively and with any additional feeder fund(s), the “Feeder Funds”); and
     WHEREAS, the Limited Partnership Agreement dated July 25, 2005 establishing the Partnership (the “Limited Partnership Agreement”) permits CMF to delegate to one or more commodity trading advisors CMF’s authority to make trading decisions for the Partnership; and
     WHEREAS, the Advisor, the Feeder Fund and CMF have entered into a separate management agreement respecting the management of the Feeder Fund’s assets prior to the effective date of this Agreement, and the Advisor, CMF and each additional Feeder Fund shall enter into a separate management agreement respecting the management of each additional Feeder Fund operated or managed by CMF that desires to invest in the Partnership in the future; and
     WHEREAS, the Advisor has entered, or shall enter, into a separate management agreement respecting the management of each fund or account that it operates or advises that desires to invest in the Partnership, each such fund or account shall be included within the meaning of the term “Feeder Fund” when used herein unless the context otherwise requires; and
     WHEREAS, the Advisor is registered as a commodity trading advisor with the Commodity Futures Trading Commission (“CFTC”) and is a member of the National Futures Association (“NFA”); and

     WHEREAS, CMF is registered as a commodity pool operator with the CFTC and is a member of the NFA; and
     WHEREAS, the Advisor or any of its affiliates that acts as a commodity pool operator to any of the Feeder Funds is registered as such with the CFTC and is a member of the NFA; and
     WHEREAS, the Parties have entered into the Existing Agreement and now wish to amend and restate the Existing Agreement as set out in this Agreement; and
     WHEREAS, CMF, the Partnership and the Advisor wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement advisory services in connection with the conduct by the Partnership of its commodity trading activities during the term of this Agreement;
     NOW, THEREFORE, the parties agree as follows:
     1. DUTIES OF THE ADVISOR. (a) For the period and on the terms and conditions of this Agreement, the Advisor shall have sole authority and responsibility, as one of the Partnership’s agents and attorneys-in-fact, for directing the investment and reinvestment of the assets and funds of the Partnership allocated to it from time to time by the General Partner in commodity interests, including commodity futures contracts, options, swaps and forward contracts. All such trading on behalf of the Partnership shall be in accordance with the trading policies set forth in Section 3(b) of the Limited Partnership Agreement, and as such trading policies may be changed from time to time upon receipt by the Advisor of prior written notice of such change and pursuant to the trading strategy selected by CMF to be utilized by the Advisor in managing the Partnership’s assets. CMF has initially selected the Advisor’s Discus Program (the “Program”) to manage the Partnership’s assets allocated to it. Any open positions or other investments at the time of receipt of such notice of a change in trading policy shall not be deemed to violate the changed policy and shall be closed or sold in the ordinary course of trading. The Advisor may not deviate from the trading policies set forth in the Limited Partnership Agreement without the prior written consent of the Partnership given by CMF. The Advisor makes no representation or warranty that the trading to be directed by it for the Partnership will be profitable or will not incur losses. Notwithstanding the authority granted to the Advisor in Section 1(a) of the management agreement with each Feeder Fund operated or managed by CMF to direct the investment and reinvestment of such fund’s assets, effective as of the date of this Agreement (or the date that such fund becomes a Feeder Fund to the Partnership, if later) and continuing through the term hereof, the Advisor shall have no authority to trade directly the individual accounts of such funds.
     (b) CMF acknowledges receipt of the Advisor’s disclosure document for qualified eligible persons (as defined in CFTC Rule 4.7) dated September 1, 2010 (the “Disclosure Document”). All trades made by the Advisor for the account of the Partnership shall be made through such commodity broker or brokers as CMF shall direct, and the Advisor shall have no authority or responsibility for selecting or supervising any such broker in connection with the execution, clearance or confirmation of transactions for the Partnership or for the negotiation of brokerage rates charged therefor. However, the Advisor, with the prior written permission (by either original or fax copy) of CMF, may direct all trades in commodity futures and options to a futures commission merchant or independent floor broker it chooses for execution with instructions to give-up the trades to the broker designated by CMF, provided that the futures commission merchant or independent floor broker and any give-up or floor brokerage fees are approved in advance by CMF. All give-up or similar fees relating to the foregoing shall be paid by the Partnership after all parties have executed the relevant give-up agreements (by either original or fax copy).
     (c) The initial allocation of the Partnership’s assets to the Advisor will be made to the Program, as described in the Disclosure Document. In the event the Advisor wishes to use a trading system or methodology other than or in addition to the Program in connection with its trading for the Partnership, either in whole or in part, it may not do so unless the Advisor gives CMF prior written notice of its intention to utilize such different trading system or methodology and CMF consents thereto in writing. CMF shall, within a reasonable time, change the name of the Partnership in the event that the Advisor no longer acts as the sole advisor to the Partnership. In addition, the Advisor will provide five days’ prior written notice to CMF of any change in the trading system or methodology to be utilized for the Partnership which the Advisor deems material. If the Advisor deems such change in system or methodology or in markets traded to be material, the changed system or methodology or markets traded will not be utilized for the Partnership without the prior written consent of CMF. In addition, the Advisor will notify CMF of any changes to the trading system or methodology that would require a change in the description of the trading strategy or methods described in the Disclosure Document. Further, the Advisor will provide the Partnership with a current list of all commodity interests to be traded for the Partnership’s account and the Advisor will not trade any additional commodity interests for such account without providing notice thereof to CMF and receiving CMF’s written approval. The Advisor also agrees to provide CMF, on a monthly basis, with a written report of the assets under the Advisor’s management together with all other matters deemed by the Advisor to be material changes to its business not previously reported to CMF. The Advisor further agrees that it will convert foreign currency balances (not required to margin positions denominated in a foreign currency) to U.S. dollars no less frequently than monthly. U.S. dollar equivalents in individual foreign currencies of more than 2% of the allocated assets including nominal assets will be converted to U.S. dollars within one business day after such funds are no longer needed to margin foreign positions.
     (d) The Advisor agrees to make all material disclosures to the Partnership regarding itself and its principals as defined in Part 4 of the CFTC’s regulations (“principals”), shareholders, directors, officers and employees, their trading performance and general trading methods, its customer accounts (but not the identities of or identifying information with respect to its customers) and otherwise as are required in the reasonable judgment of CMF to be made in any filings required by Federal or State law or NFA rule or order. Notwithstanding Sections 1(d) and 4(d) of this Agreement, the Advisor shall not be required to disclose the actual trading results of proprietary accounts of the Advisor or its principals unless CMF reasonably determines that such disclosure is required in order to fulfill its fiduciary obligations to the Partnership or the reporting, filing or other obligations imposed on it by Federal or State law or NFA rule or order. The Partnership and CMF acknowledge that the trading advice to be provided by the Advisor is a property right belonging to the Advisor and that they will keep all such advice confidential.

Further, CMF agrees to treat as confidential any results of proprietary accounts and/or proprietary information with respect to trading systems obtained from the Advisor.
     (e) The Advisor understands and agrees that CMF may designate other trading advisors for the Partnership and apportion or reapportion to such other trading advisors the management of an amount of Net Assets (as defined in Section 7(d)(1) of the Limited Partnership Agreement) as it shall determine in its absolute discretion. The designation of other trading advisors and the apportionment or reapportionment of Net Assets to any such trading advisors pursuant to this Section 1 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.
     (f) CMF may, from time to time, in its absolute discretion, select additional trading advisors and reapportion funds among such other trading advisors for the Partnership as it deems appropriate. CMF shall use its best efforts to make reapportionments, if any, as of the first day of a month. The Advisor agrees that it may be called upon at any time promptly to liquidate positions in CMF’s sole discretion so that CMF may reallocate the Partnership’s assets, meet margin calls on the Partnership’s account, fund redemptions, or for any other reason, except that CMF will not require the liquidation of specific positions by the Advisor. CMF will use its best efforts to give two days’ prior notice to the Advisor of any reallocations or liquidations.
     (g) The Advisor shall assume financial responsibility for any errors (“Errors”) committed or caused by its negligence, fraud or willful misconduct in transmitting orders for the purchase or sale of futures interests for the Partnership’s account including payment to the Commodity Brokers of the floor brokerage commissions, exchange, NFA fees, and other transaction charges and give-up charges incurred by the Commodity Broker on such trades but only for the amount of the Commodity Brokers’ out-of-pocket costs in respect thereof. The Advisor shall have an affirmative obligation to promptly notify the General Partner upon discovery of such Errors with respect to the account and the Advisor shall use its best efforts to identify and promptly notify the General Partner of any trade which the Advisor reasonably believes was not executed in accordance with its instructions. Any such liability of the Advisor in relation to Errors shall be limited to compensation received by the Adviser from the Partnership during the previous 12 months.
     2. INDEPENDENCE OF THE ADVISOR. For all purposes herein, the Advisor shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Partnership in any way and shall not be deemed an agent, promoter or sponsor of the Partnership, CMF, or any other trading advisor. The Advisor shall not be responsible to the Partnership, the General Partner, any trading advisor or any limited partners for any acts or omissions of any other trading advisor to the Partnership. Notwithstanding the foregoing, CMF shall have no responsibility for the business operations of any Feeder Fund that is not also operated or managed by CMF and for which the Advisor or one of the Advisor’s affiliates acts as commodity pool operator.
     3. COMPENSATION. (a) The compensation to be paid by the Partnership to the Advisor for the services rendered by the Advisor to the Partnership in accordance with the terms of this Agreement shall be equal to the sum of the amounts that would otherwise be payable to the Advisor by each of the Feeder Funds in accordance with the compensation provisions of the existing management agreements between the Advisor and the Feeder Funds. During the term of this Agreement, the Partnership shall remit to each Feeder Fund, and each Feeder Fund shall remit to the Advisor as agent of the Partnership, the amounts that would otherwise be due to the Advisor under the compensation provisions of the existing management agreement between the Advisor and such Feeder Fund.
     (b) The Advisor acknowledges that certain expenses of the Partnership will be allocated pro rata among the Feeder Funds.
     (c) CMF will provide the Advisor with a statement showing the detailed fee calculations for each Feeder Fund, and such other information as the Advisor shall reasonably request, together with each payment for the Advisor to review. This Section 3 shall survive termination of this Agreement with respect to compensation earned or accrued through the termination date.
     4. RIGHT TO ENGAGE IN OTHER ACTIVITIES. (a) The services provided by the Advisor hereunder are not to be deemed exclusive. CMF and the Partnership acknowledge that, subject to the terms of this Agreement, the Advisor and its officers, directors, employees and shareholder(s), may render advisory, consulting and management services to other clients and accounts. The Advisor and its officers, directors, employees and shareholder(s) shall be free to trade for their own accounts and to advise other investors and manage other commodity accounts during the term of this Agreement and to use the same information, computer programs and trading strategies, programs or formulas which they obtain, produce or utilize in the performance of services to CMF for the Partnership. However, the Advisor represents, warrants and agrees that it believes the rendering of such consulting, advisory and management services to other accounts and entities will not require any material change in the Advisor’s basic trading strategies and will not affect the capacity of the Advisor to continue to render services to CMF for the Partnership of the quality and nature contemplated by this Agreement.
     (b) If, at any time during the term of this Agreement, the Advisor is required to aggregate the Partnership’s commodity positions with the positions of any other person for purposes of applying CFTC- or exchange-imposed speculative position limits, the Advisor agrees that it will promptly notify CMF if the Partnership’s positions are included in an aggregate amount which exceeds the applicable speculative position limit. The Advisor agrees that, if its trading recommendations are altered because of the application of any speculative position limits, it will not modify the trading instructions with respect to the Partnership’s account in such manner as to affect the Partnership substantially disproportionately as compared with the Advisor’s other accounts. The Advisor further represents, warrants and agrees that under no circumstances will it knowingly or deliberately use trading programs, strategies or methods for the Partnership that are inferior to strategies or methods employed for any other client or account and that it will not knowingly or deliberately favor any client or account managed by it over any other client or account in any manner, it being acknowledged, however, that different trading programs, strategies or methods may be utilized for differing sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different executing brokers and accounts with other differences, and that such differences may cause divergent trading results.

     (c) It is acknowledged that the Advisor and/or its officers, employees, directors and shareholder(s) presently act, and it is agreed that they may continue to act, as advisor for other accounts managed by them, and may continue to receive compensation with respect to services for such accounts in amounts which may be more or less than the amounts received from the Partnership.
     (d) The Advisor agrees that it shall make such information available to CMF respecting the performance of the Partnership’s account as compared to the composite performance of other accounts managed by the Advisor or its principals as shall be reasonably requested by CMF. The Advisor presently believes and represents that existing speculative position limits will not materially adversely affect its ability to manage the Partnership’s account given the potential size of the Partnership’s account and the Advisor’s and its principals’ current accounts and all proposed accounts for which they have contracted to act as trading advisor.
     5. TERM. (a) This Agreement shall continue in effect until June 30, 2011. CMF may, in its sole discretion, renew this Agreement for additional one-year periods upon notice to the Advisor not less than 30 days prior to the expiration of the previous period. At any time during the term of this Agreement, CMF may terminate this Agreement at any month-end upon 30 days’ notice to the Advisor. At any time during the term of this Agreement, CMF may elect to terminate this Agreement upon 30 days’ notice to the Advisor if (i) the Net Asset Value per unit shall decline as of the close of business on any day to $400 or less; (ii) the Net Assets allocated to the Advisor (adjusted for redemptions, distributions, withdrawals or reallocations, if any) decline by 50% or more as of the end of a trading day from such Net Assets’ previous highest value; (iii) limited partners owning at least 50% of the outstanding units shall vote to require CMF to terminate this Agreement; (iv) the Advisor fails to comply with the terms of this Agreement; (v) CMF, in good faith, reasonably determines that the performance of the Advisor has been such that CMF’s fiduciary duties to the Partnership require CMF to terminate this Agreement; or (vi) CMF reasonably believes that the application of speculative position limits will substantially affect the performance of the Partnership. At any time during the term of this Agreement, CMF may elect immediately to terminate this Agreement if (i) the Advisor merges, consolidates with another entity, sells a substantial portion of its assets, or becomes bankrupt or insolvent, (ii) both Marc Potters and Jean-Philippe Bouchard die, become incapacitated, leave the employ of the Advisor, cease to control the Advisor or are otherwise not managing the trading programs or systems of the Advisor, or (iii) the Advisor’s registration as a commodity trading advisor with the CFTC or its membership in the NFA or any other regulatory authority, is terminated or suspended. This Agreement will immediately terminate upon dissolution of the Partnership or upon cessation of trading by the Partnership prior to dissolution.
     (b) The Advisor may terminate this Agreement by giving not less than 30 days’ notice to CMF (i) in the event that the trading policies of the Partnership as established from time to time are changed in such manner that the Advisor reasonably believes will adversely affect the performance of its trading strategies; (ii) after June 30, 2011; or (iii) in the event that the General Partner or Partnership fails to comply with the terms of this Agreement. The Advisor may immediately terminate this Agreement if CMF’s registration as a commodity pool operator or its membership in the NFA is terminated or suspended.

     (c) Except as otherwise provided in this Agreement, any termination of this Agreement in accordance with this Section 5 shall be without penalty or liability to any party, except for any fees due to the Advisor pursuant to Section 3 hereof.
     6. INDEMNIFICATION. (a) (i) In any threatened, pending or completed action, suit, or proceeding to which the Advisor was or is a party or is threatened to be made a party arising out of or in connection with this Agreement or the management of the Partnership’s assets by the Advisor or the offering and sale of units in the Partnership, CMF shall, subject to subsection (a)(iii) of this Section 6, indemnify and hold harmless the Advisor against any loss, liability, damage, cost, expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit, or proceeding if the Advisor acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership, and provided that its conduct did not constitute negligence, intentional misconduct, or a breach of its fiduciary obligations to the Partnership as a commodity trading advisor, unless and only to the extent that the court or administrative forum in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor is fairly and reasonably entitled to indemnity for such expenses which such court or administrative forum shall deem proper; and further provided that no indemnification shall be available from the Partnership if such indemnification is prohibited by Section 16 of the Limited Partnership Agreement. The termination of any action, suit or proceeding by judgment, order or settlement shall not, of itself, create a presumption that the Advisor did not act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Partnership.
     (ii) To the extent that the Advisor has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection (i) above, or in defense of any claim, issue or matter therein, CMF shall indemnify the Advisor against the expenses (including, without limitation, attorneys’ and accountants’ fees) actually and reasonably incurred by it in connection therewith.
     (iii) Any indemnification under subsection (i) above, unless ordered by a court or administrative forum, shall be made by CMF only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that such indemnification is proper in the circumstances because the Advisor has met the applicable standard of conduct set forth in subsection (i) above. Such independent legal counsel shall be selected by CMF in a timely manner, subject to the Advisor’s approval, which approval shall not be unreasonably withheld. The Advisor will be deemed to have approved CMF’s selection unless the Advisor notifies CMF in writing, received by CMF within five days of CMF’s telecopying to the Advisor of the notice of CMF’s selection, that the Advisor does not approve the selection.
     (iv) In the event the Advisor is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the Partnership’s or CMF’s activities or claimed activities unrelated to the Advisor, CMF shall indemnify, defend and hold harmless the Advisor against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.

     (v) As used in this Section 6(a), the term “Advisor” shall include the Advisor, its principals, officers, directors, stockholders and employees and the term “CMF” shall include the Partnership.
     (b) (i) The Advisor agrees to indemnify, defend and hold harmless CMF, the Partnership and their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees), judgments and amounts paid in settlement actually and reasonably incurred by them (A) as a result of the material breach of any material representations and warranties made by the Advisor in this Agreement, or (B) as a result of any act or omission of the Advisor relating to the Partnership if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding with the prior written consent of the Advisor, a written opinion of an arbitrator pursuant to Section 14 hereof, to the effect that such acts or omissions violated the terms of this Agreement in any material respect or involved negligence, bad faith, recklessness or intentional misconduct on the part of the Advisor (except as otherwise provided in Section 1(g)).
     (ii) In the event CMF, the Partnership or any of their affiliates is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of, or in connection with, the activities or claimed activities of the Advisor or its principals, officers, directors, shareholder(s) or employees unrelated to CMF’s or the Partnership’s business, the Advisor shall indemnify, defend and hold harmless CMF, the Partnership or any of their affiliates against any loss, liability, damage, cost or expense (including, without limitation, attorneys’ and accountants’ fees) incurred in connection therewith.
     (c) In the event that a person entitled to indemnification under this Section 6 is made a party to an action, suit or proceeding alleging both matters for which indemnification can be made hereunder and matters for which indemnification may not be made hereunder, such person shall be indemnified only for that portion of the loss, liability, damage, cost or expense incurred in such action, suit or proceeding which relates to the matters for which indemnification can be made.
     (d) None of the indemnifications contained in this Section 6 shall be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification without the prior written consent, which shall not be unreasonably withheld, of the party obligated to indemnify such party.
     (e) The provisions of this Section 6 shall survive the termination of this Agreement.
     7. REPRESENTATIONS, WARRANTIES AND AGREEMENTS.
     (a) The Advisor represents and warrants that:
     (i) The Disclosure Document is in compliance with the Commodity Exchange Act and the rules and regulations promulgated thereunder; and all information with respect to the Advisor and its principals and the trading performance of any of them that has been provided to CMF, including, without limitation, the description of the Program, is complete and accurate in all material respects and such information does not contain any untrue statement of a material fact or omit to state a material fact which is necessary to make the statements therein not misleading.
     (ii) The Advisor will be acting as a commodity trading advisor with respect to the Partnership and not as a securities investment adviser and is duly registered with the CFTC as a commodity trading advisor, is a member of the NFA, and is in compliance with such other registration and licensing requirements as shall be necessary to enable it to perform its obligations hereunder, and agrees to maintain and renew such registrations and licenses during the term of this Agreement.
     (iii) The Advisor is a corporation duly organized, validly existing and in good standing under the laws of France and has full corporate power and authority to enter into this Agreement and to provide the services required of it hereunder.
     (iv) The Advisor will not, by acting as a commodity trading advisor to the Partnership, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound.
     (v) This Agreement has been duly and validly authorized, executed and delivered by the Advisor and is a valid and binding agreement enforceable in accordance with its terms.
     (vi) At any time during the term of this Agreement that an offering memorandum or a prospectus relating to the Partnership units is required to be delivered in connection with the offer and sale thereof, the Advisor agrees upon the request of CMF to provide the Partnership with such information as shall be necessary so that, as to the Advisor and its principals, such offering memorandum or prospectus is accurate.
     (b) CMF represents and warrants for itself and the Partnership that:
     (i) CMF is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has full limited liability company power and authority to perform its obligations under this Agreement.
     (ii) CMF and the Partnership have the capacity and authority to enter into this Agreement on behalf of the Partnership.
     (iii) This Agreement has been duly and validly authorized, executed and delivered on CMF’s and the Partnership’s behalf and is a valid and binding agreement of CMF and the Partnership enforceable in accordance with its terms.
     (iv) CMF will not by acting as General Partner to the Partnership and the Partnership will not, breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound which would materially limit or affect the performance of its duties under this Agreement.
     (v) CMF and the Partnership will comply with all laws, rules, regulations and orders applicable to the offer and sale of units in all jurisdictions in which units are offered or sold.

     (vi) CMF is registered as a commodity pool operator and is a member of the NFA, and it will maintain and renew such registration and membership during the term of this Agreement.
     (vii) The Partnership is a limited partnership duly organized and validly existing under the laws of the State of New York and has full limited partnership power and authority to enter into this Agreement and to perform its obligations under this Agreement.
     (viii) The Partnership is a qualified eligible person as defined in CFTC Rule 4.7.
     (ix) CMF on the behalf of the Partnership has received a copy of Part II of the Advisor’s Form ADV at least 48 hours prior to the execution of this Agreement and confirms having read and understood the disclosures contained therein.
     (x) The Partnership accepts to be classified as a Professional Client within the meaning of the General Regulations of the Authorité des Marchés Financiers (“AMF”).
     (xi) CMF on the behalf of the Partnership has sufficient knowledge, market sophistication, professional advice and experience to make its own evaluation of the merits and risks of the investments carried out by the Advisor on its behalf under this Agreement, and accordingly the Advisor will not be assessing the suitability of any such investments for the Partnership, unless otherwise agreed in writing.
     (xii) The Partnership is aware and consents to the Advisor effecting transactions on its behalf outside a regulated market or a multilateral trading facility.
     (xiii) The Partnership is aware and consents to the Advisor sending the AMF transaction reports regarding certain trades in securities or derivatives where the Advisor is trading on its behalf as a member of an exchange in a European member state. CMF on the behalf of the Partnership agrees and acknowledges that any and all proprietary right in such transaction information are owned by the Advisor and it waives any duty of confidentiality attaching to the information which the Advisor is required to disclose.
     (xiv) The Partnership has received a summary of the Investment Advisor’s Execution Policy and Soft Commission Policy included in the Advisor’s MiFID Schedule and enclosed as Appendix A to this Agreement.
     (xv) The representations and warranties above shall be continuing during the term of this Agreement and, if, at any time, any event has occurred which would make or tend to make any of the foregoing not true, the CMF will promptly notify the Advisor.
     8. COVENANTS OF THE ADVISOR, CMF AND THE PARTNERSHIP.
     (a) The Advisor agrees as follows:
     (i) In connection with its activities on behalf of the Partnership, the Advisor will comply with all applicable laws, including rules and regulations of the CFTC, NFA and/or the commodity exchange on which any particular transaction is executed.

     (ii) The Advisor will promptly notify CMF of the commencement of any material suit, action or proceeding involving it, whether or not any such suit, action or proceeding also involves CMF.
     (iii) In the placement of orders for the Partnership’s account and for the accounts of any other client, the Advisor will utilize a pre-determined, systematic, fair and reasonable order entry system, which shall, on an overall basis, be no less favorable to the Partnership than to any other account managed by the Advisor. The Advisor acknowledges its obligation to review the Partnership’s positions, prices and equity in the account managed by the Advisor daily and within two business days to notify, in writing, the broker and CMF and the Partnership’s brokers of (i) any error committed by the Advisor or its principals or employees; (ii) any trade which the Advisor believes was not executed in accordance with its instructions; and (iii) any discrepancy with a value of $10,000 or more (due to differences in the positions, prices or equity in the account) between its records and the information reported on the account’s daily and monthly broker statements.
     (iv) The Advisor will maintain a net worth of not less than $1,000,000 during the term of this Agreement.
     (b) CMF agrees for itself and the Partnership that:
     (i) CMF and the Partnership will comply with all applicable rules and regulations of the CFTC and/or the commodity exchange on which any particular transaction is executed.
     (ii) CMF will promptly notify the Advisor of the commencement of any material suit, action or proceeding involving it or the Partnership, whether or not such suit, action or proceeding also involves the Advisor.
     (iii) CMF will be in compliance with the USA PATRIOT Act and applicable anti-money laundering regulations with respect to the Partnership and its limited partners.
     9. COMPLETE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof.
     10. ASSIGNMENT. This Agreement may not be assigned by any party without the express written consent of the other parties.
     11. AMENDMENT. This Agreement may not be amended except by the written consent of the parties.
     12. NOTICES. All notices, demands or requests required to be made or delivered under this Agreement shall be in writing and delivered personally or by registered or certified mail or expedited courier, return receipt requested, postage prepaid, to the addresses below or to such other addresses as may be designated by the party entitled to receive the same by notice similarly given:

     If to CMF or the Partnership:
Ceres Managed Futures LLC
522 Fifth Avenue — 14th Floor
New York, New York 10036
Attention: Ms. Jennifer Magro
     If to the Advisor:
Capital Fund Management SA
6 Boulevard Haussmann
75009 Paris, France
Attention: Mr. Jacques Saulière
     13. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.
     14. ARBITRATION. The parties agree that any dispute or controversy arising out of or relating to this Agreement or the interpretation thereof, shall be settled by arbitration in accordance with the rules, then in effect, of the National Futures Association or, if the National Futures Association shall refuse jurisdiction, then in accordance with the rules, then in effect, of the American Arbitration Association; provided, however, that the power of the arbitrator shall be limited to interpreting this Agreement as written and the arbitrator shall state in writing his reasons for his award. Judgment upon any award made by the arbitrator may be entered in any court of competent jurisdiction.
     15. NO THIRD PARTY BENEFICIARIES. There are no third party beneficiaries to this Agreement.
     16. COUNTERPARTS. This Agreement may be executed in any number of counterparts, including via facsimile, each of which is an original and all of which when taken together evidence the same agreement.

     PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.
     IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

CERES MANAGED FUTURES LLC
By
Walter Davis
President and Director

CMF CAPITAL FUND MANAGEMENT MASTER FUND L. P.
By:	Ceres Managed Futures LLC
(General Partner)

By
Walter Davis
President and Director

CAPITAL FUND MANAGEMENT SA
By
Jacques Saulière
Co-Chief Executive Officer

Appendix A
MiFID SCHEDULE
Summary of Execution Policy
Capital Fund Management SA (“we”) directs all trading on your behalf electronically.* Such electronic trading requires the availability of a certain infrastructure, which may only be maintained with a limited number of counterparties.
We will thus conduct all your trading electronically as members of exchanges or with a few executing brokers that we have established electronic links with.
We shall use our reasonable endeavors to select the best executing brokers for setting up such electronic links as described in our “Execution Policy.” The Execution Policy specifies, amongst other things, that when selecting such electronic brokers we will consider commissions, exchange fees, clearing fees, taxes, the quality of execution as well as the quality of technology and operations.
The Execution Policy also specifies that we will consider regulation, regulatory capital and creditworthiness in selecting counterparties. We shall use our reasonable endeavors to select the best executing venue for your trades.

*	Except during extraordinary circumstances such as in an emergency situation.
Summary of Soft Commission Policy
We have a policy not to accept any soft commission arrangements that are outside the Section 28(e) safe-harbor of the US Securities Exchange Act of 1934 or outside the MiFID safe-harbor.
Our corporate policy is that the firm and any of its officers, employees or agents shall not in any manner solicit inducements from counterparties nor accept any inducements which are in monetary form. The firm may only accept benefits from counterparties in the form of services, which are for the benefit of our clients.
As of today, certain brokers and derivatives exchanges make available, without any direct charge, data communication lines for routing trade orders to brokers and exchanges by us on the behalf of clients. Such communications infrastructure is not classified as inducements under MiFID and is part of the Section 28(e)(3)(C) safe harbor as defined by the SEC.
Trade reporting
Under MiFID Rules, we are obliged to inform the Authorités des Marchés Financiers (“AMF”) about certain transactions. In particular, we are obliged to send transaction reports to the AMF regarding certain trades in securities or derivatives where we are trading on your behalf as a member of an exchange in a European member state. You agree and acknowledge that any and all proprietary rights to such transaction information are owned by us and you waive any duty of confidentiality attaching to the information which we are required to disclose.